News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                             For Immediate Release

          Southwest Georgia Financial Corporation Reports Results for
                            Fourth Quarter and 2010

          *  Net income of $1.86 million for 2010
          *  Total risk based capital ratio at 17.58%
          *  Nonperforming assets to total assets reduced to 1.19%

MOULTRIE, GEORGIA, January 25, 2011 -- Southwest Georgia Financial
Corporation (NYSE Amex: SGB), a full service community bank holding company, today reported net income of $304 thousand, or $0.12 per diluted share, for the fourth quarter of 2010, down from a net income of $706 thousand, or $0.28 per diluted share, for the fourth quarter of 2009. The decline in net income was partially a result of an increase in salaries and employee benefits of $298 thousand mostly attributed to additional staffing of our new banking center in Valdosta, Georgia. The fourth quarter earnings comparison reflected a $221 thousand nonrecurring gain on the sale of securities recognized in last year's fourth quarter. Other decreases in income were in service charges on deposit accounts and provision for market value changes in foreclosed property.

Return on average equity for the fourth quarter of 2010 decreased to 4.42% compared with 11.11% for the same period in 2009. Return on average assets for the quarter was 0.40%, a decrease of 58 basis points when compared with the same period in 2009.

For the year ended December 31, 2010, net income was $1.86 million, or $0.73 per diluted share, compared with a net income of $1.81 million, or $0.71 per diluted share, for the same period in 2009. Year to date net earnings increases occurred mainly in net interest income, gain on sales of securities, reductions in legal fees and FDIC insurance assessment expenses. Return on average equity decreased to 6.89% for 2010 compared with 7.48% for the same period last year. Return on average assets decreased to 0.62% compared with 0.65% for the same period in 2009.

DeWitt Drew, President and CEO of Southwest Georgia Financial commented, "The economic downturn continues to challenge our region, however, our strength and stability in the market and our focused efforts enabled us to achieve solid results in 2010. We continued to invest in our people and communities, fully aware of the near-term impact that would have on earnings."

Mr. Drew continued, "While we made progress in establishing our presence in Valdosta with our new banking center, there is more to be done to drive market share growth. Accordingly, we announced in early January the strategic hiring of four new team members with significant experience in the market area."



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Balance Sheet Trends and Asset Quality

At December 31, 2010, total assets increased $5.4 million, or 1.9%, to $296.4 million from $291.0 million at the end of last year's fourth quarter. The bulk of the increase in assets and changes in the asset mix occurred in investment securities growing $15 million primarily due to reduction in cash and due from banks balances and employing funds from deposit growth. Also, total loans decreased $2.5 million to $157.7 million compared with $160.2 million at December 31, 2009.

The loan loss reserve coverage to total loans was 1.75% at the end of the fourth quarter of 2010 compared with 1.58% at the end of the fourth quarter of 2009. Nonperforming assets were reduced to $3.5 million, or 1.19% of total assets, in the fourth quarter of 2010, down from $5.5 million, or 1.88% of total assets in the same period last year. There were $3.3 million of foreclosed properties in nonperforming assets at the end of the current quarter compared with $3.8 million at the prior year end.

Mr. Drew noted, "Credit quality continued to improve in the fourth quarter as our nonperforming assets declined 35.4% year-over-year. We are encouraged by the progress made in credit quality metrics, but recognize that an extremely difficult operating environment still exists. We will continue to monitor credit trends and maintain an appropriate level of reserve, while preserving the strength of our balance sheet."

Total deposits of $239.5 million were up $4.1 million, or 1.7%, compared with the previous year-end, due mainly to increases in money market and NOW accounts. Average deposits were up $13.2 million to $244.1 million for the fourth quarter of 2010 when compared with the same period last year.

Shareholders' equity was $26.8 million as of December 31, 2010, up from $25.5 million at December 31, 2009. On a per share basis, book value at year end was $10.51, up from $10.02 at the end of 2009. The Corporation maintained a strong capital position with a total risk-based capital ratio of 17.58% at December 31, 2010, in excess of the minimum regulatory guidelines of 10% for a well capitalized financial institution. The Corporation has approximately 2.5 million shares of common stock outstanding.

Quarterly Revenue and Expenses

Net interest income for the fourth quarter of 2010 decreased slightly to $2.53 million compared with $2.61 million for the same period in 2009, reflecting lower interest income partially offset by lower costs of deposits. During the quarter, the Corporation provisioned $150 thousand for loan losses compared with the same amount for the fourth quarter of 2009. Total interest income decreased to $3.18 million when compared with $3.48 million in the fourth quarter of last year, reflecting lower interest income from investment securities, of $270 thousand, and slightly lower interest and fees earned on loans of $26 thousand. The Corporation's net interest margin was 3.84% for the fourth quarter of 2010, down 38 basis points from the same period last year. The decline in net interest margin was mainly impacted from securities which were either sold, called or matured, and reinvested into lower yielding securities or overnight balances carried at the Federal Reserve Bank. Total interest expense was $653 thousand for the fourth quarter of 2010, down $214 thousand from the same period a year ago, primarily due to a lower interest rate environment. The average rate paid

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on interest-bearing time deposits decreased 64 basis points for the quarter compared with the same period a year ago.

Noninterest income, which was 26.6% of the Corporation's total revenue for the quarter, decreased to $1.15 million when compared with $1.41 million for the fourth quarter of 2009. Revenue from service charges on deposit accounts decreased 14.8% to $379 thousand for the current quarter when compared with the same period a year ago. Also negatively impacting noninterest income was a provision for market value changes in foreclosure property of $75 thousand in the fourth quarter of 2010. These decreases were partially offset by revenue from mortgage banking services which increased $64 thousand compared with the prior year's fourth quarter as well as a gain on the disposition of a split dollar life insurance policy. Last year's fourth quarter was positively impacted by a $221 thousand gain on the sale of investment securities.

Total noninterest expense increased to $3.15 million from $2.83 million for
the fourth quarter of 2009.   Most of the increase was related to staffing
the new Valdosta banking center of $298 thousand, as well as an increase in occupancy and equipment expenses of $37 thousand. All other categories of noninterest expense remained relatively flat.

2010 Results

Net interest income after provision for loan losses for 2010 increased $139 thousand to $9.53 million compared with $9.39 million for the same period in 2009 primarily due to $783 thousand in lower interest paid on deposits, which more than offset the $580 thousand decline in total interest income.
A decline in interest on securities was due to the sale of longer-term mortgage-backed securities and high risk corporate notes. The Corporation recognized a $600 thousand provision for loan losses in 2010, compared with a provision for loan losses of $536 thousand in 2009. Net interest margin declined 24 basis points to 3.90% for 2010, when compared with the same period a year ago.

For 2010, noninterest income was $5.09 million, down from $5.12 million in the same period of 2009. The majority of the decline was a result of a $275 thousand provision for changes in market value of foreclosed properties and a decrease in service charges on deposit accounts of $199 thousand compared with same period last year. These decreases were partially offset by a $535 thousand gain on the sale of securities compared with a $255 thousand gain in 2009. Other increases in income occurred from insurance, trust, retail brokerage, and mortgage banking services activities which increased $56 thousand, $28 thousand, $34 thousand and $24 thousand, respectively.

Noninterest expense decreased slightly to $12.18 million in 2010 compared with $12.19 million in the same period last year. A decrease of $749 thousand, or 21.9%, in other operating expenses was mainly due to lower legal expense and insurance assessments to the FDIC. This decline was partially offset by increased expenses related to the new Valdosta banking center.

Mr. Drew concluded, "Although the economy is slowly recovering, regulatory burdens continue to outpace growth opportunities. Despite those challenges, we will continue to focus on providing superior customer service and proactive support and advice to our customers and believe that our strategic positioning, strong balance sheet and capital levels position us to sustain our franchise, capture market share and build customer loyalty."

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Dividends

In February 2010, the Corporation paid a cash dividend of $0.10 per common share. The Corporation's objective is to retain sufficient equity required to support efforts to capture greater market share and expand outside of its historic footprint.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $296 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.









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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION
                 (Dollars in thousands except per share data)

                                           (Unaudited)   (Audited)    (Audited)
                                           December 31, December 31, December 31,
                                               2010         2009         2008
ASSETS
Cash and due from banks                      $   5,112   $  10,050   $   7,470
Interest-bearing deposits in banks              10,959      13,247          30
Investment securities available for sale        54,946      62,008      83,212
Investment securities held to maturity          46,255      24,195      12,108
Federal Home Loan Bank stock, at cost            1,650       1,650       1,618
Loans, less unearned income and discount       157,733     160,230     149,070
  Allowance for loan losses                   (  2,755)   (  2,533)   (  2,376)
     Net loans                                 154,978     157,697     146,694
Premises and equipment                           9,221       7,777       5,783
Foreclosed assets, net                           3,288       3,832         211
Intangible assets                                  641         848       1,056
Other assets                                     9,354       9,704       9,115
     Total assets                            $ 296,404   $ 291,008   $ 267,297
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 NOW accounts                                $  29,239   $  25,075   $  25,283
 Money market                                   50,468      45,694      35,701
 Savings                                        22,635      21,365      21,213
 Certificates of deposit $100,000 and over      32,472      30,190      28,755
 Other time accounts                            65,859      72,085      64,216
     Total interest-bearing deposits           200,673     194,409     175,168
 Noninterest-bearing deposits                   38,858      41,022      39,373
     Total deposits                            239,531     235,431     214,541

Federal funds purchased                              0           0         430
 Other borrowings                                5,000       5,000      15,000
 Long-term debt                                 21,000      21,000      10,000
 Accounts payable and accrued liabilities        4,098       4,047       4,010
     Total liabilities                         269,629     265,478     243,981
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
 authorized; 4,293,835 shares issued (*)         4,294       4,294       4,294
 Additional paid-in capital                     31,701      31,701      31,701
 Retained earnings                              17,772      16,325      14,512
 Accumulated other comprehensive income       (    878)   (    676)   (  1,077)
     Total                                      52,889      51,644      49,430
Treasury stock - at cost (**)                 ( 26,114)   ( 26,114)   ( 26,114)
     Total shareholders' equity                 26,775      25,530      23,316
     Total liabilities and
      shareholders' equity                   $ 296,404   $ 291,008   $ 267,297

*  Common stock - shares outstanding         2,547,837   2,547,837   2,547,837
** Treasury stock - shares                   1,745,998   1,745,998   1,745,998



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
                  SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                  CONSOLIDATED  INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)

                                             For the Three Months For the Twelve Months
                                              Ended December 31,   Ended December 31,
                                                 2010*    2009*     2010*    2009
Interest income:
 Interest and fees on loans                    $ 2,476  $ 2,502   $ 9,944  $ 9,524
 Interest and dividend on securities
  available for sale                               426      852     2,041    3,610
 Interest on securities held to maturity           265      109       969      425
 Dividends on Federal Home Loan Bank stock           2        2         5        5
 Interest on deposits in bank                       11       11        58       33
         Total interest income                   3,180    3,476    13,017   13,597
Interest expense:
 Interest on deposits                              442      656     2,054    2,885
 Interest on federal funds purchased                 0        0         0        1
 Interest on other borrowings                       44       36       154      169
 Interest on long-term debt                        167      175       681      617
         Total interest expense                    653      867     2,889    3,672
         Net interest income                     2,527    2,609    10,128    9,925
Provision for loan losses                          150      150       600      536
         Net interest income after provision
          for losses on loans                    2,377    2,459     9,528    9,389
Noninterest income:
 Service charges on deposit accounts               379      445     1,567    1,766
 Income from trust services                         54       55       241      213
 Income from retail brokerage services              72       78       300      266
 Income from insurance services                    277      274     1,125    1,069
 Income from mortgage banking services             353      289     1,351    1,327
 Provision for foreclosed property losses          (75)       0      (275)       0
 Net gain on the sale or disposition of assets      52        0        31        0
 Net gain on the sale of securities                  0      221       535      255
 Other income                                       40       44       214      228
         Total noninterest income                1,152    1,406     5,089    5,124
Noninterest expense:
 Salary and employee benefits                    1,793    1,495     6,971    6,360
 Occupancy expense                                 239      209       891      846
 Equipment expense                                 178      171       739      667
 Data processing expense                           162      166       692      686
 Amortization of intangible assets                  52       52       208      208
 Other operating expense                           730      735     2,676    3,425
         Total noninterest expense               3,154    2,828    12,177   12,192
Income before income tax expense                   375    1,037     2,440    2,321
Provision for income taxes                          71      331       584      508
         Net income                             $  304   $  706   $ 1,856  $ 1,813

Net income per share, basic                     $ 0.12   $ 0.28   $  0.73  $  0.71
Net income per share, diluted                   $ 0.12   $ 0.28   $  0.73  $  0.71
Dividends paid per share                        $    -   $    -   $  0.10  $  0.07
Basic weighted average shares outstanding    2,547,837 2,547,837 2,547,837 2,547,837
Diluted weighted average shares outstanding  2,547,837 2,547,837 2,547,894 2,547,837

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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At December 31                              2010           2009
Assets                                   $ 296,404      $ 291,008
Loans, less unearned income & discount   $ 157,733      $ 160,230
Deposits                                 $ 239,531      $ 235,431
Shareholders' equity                     $  26,775      $  25,530

                                             Three Months        Twelve Months
                                          Ended December 31,   Ended December 31,
                                             2010     2009       2010     2009
Performance Data & Ratios
Net income                                 $   304  $   706    $ 1,856  $ 1,813
Earnings per share, basic                  $  0.12  $  0.28    $  0.73  $  0.71
Earnings per share, diluted                $  0.12  $  0.28    $  0.73  $  0.71
Dividends paid per share                   $     -  $     -    $  0.10  $  0.07
Return on assets                              0.40%    0.98%      0.62%    0.65%
Return on equity                              4.42%   11.11%      6.89%    7.48%
Net interest margin (tax equivalent)          3.84%    4.22%      3.90%    4.14%
Dividend payout ratio                            -        -      13.73%    9.84%
Efficiency ratio                             83.21%   68.16%     77.91%   78.53%

Asset Quality Data & Ratios
Total nonperforming loans                  $   186  $ 1,521    $   186  $ 1,521
Total nonperforming assets                 $ 3,542  $ 5,484    $ 3,542  $ 5,484
Net loan charge offs                       $   398  $    45    $   378  $   379
Reserve for loan losses to total loans        1.75%    1.58%      1.75%    1.58%
Nonperforming loans/total loans               0.12%    0.95%      0.12%    0.95%
Nonperforming assets/total assets             1.19%    1.88%      1.19%    1.88%
Net charge offs (recoveries)/ average loans   0.99%    0.11%      0.24%    0.25%

Capital Ratios
Average common equity to
 average total assets                         9.14%    8.84%      8.95%    8.71%
Tier 1 capital ratio                         16.33%   14.90%     16.33%   14.90%
Tier 1 leverage ratio                         8.97%    8.83%      8.97%    8.83%
Total risk based capital ratio               17.58%   16.14%     17.58%   16.14%
Book value per share                       $ 10.51  $ 10.02    $ 10.51  $ 10.02
Tangible book value per share              $ 10.26  $  9.69    $ 10.26  $  9.69










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
Quarterly                               4th Qtr   3rd Qtr   2nd Qtr   1st Qtr   4th Qtr
Averages                                 2010      2010      2010      2010      2009
Assets                                 $301,355  $305,419  $298,618  $297,496  $287,348
Loans, less unearned income & discount $159,635  $160,584  $160,761  $160,451  $159,180
Deposits                               $244,120  $243,395  $242,010  $241,100  $230,903
Equity                                 $ 27,532  $ 27,412  $ 26,727  $ 26,012  $ 25,402
Return on assets                           0.40%     0.31%     1.21%     0.55%     0.98%
Return on equity                           4.42%     3.49%    13.56%     6.26%    11.11%
Net income                             $    304  $    239  $    906  $    407  $    706
Net income per share, basic            $   0.12  $   0.09  $   0.36  $   0.16  $   0.28
Net income per share, diluted          $   0.12  $   0.09  $   0.36  $   0.16  $   0.28











































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